Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
CLASS A COMMON STOCK
AND
CLASS B COMMON STOCK
OF
YELP INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Yelp Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. All outstanding shares of Class A Common Stock, par value $0.000001 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.000001 per share (“Class B Common Stock”), of the Corporation have been converted into Common Stock, par value $0.000001 per share (“Common Stock”), of the Corporation.

2. The Eighth Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on March 7, 2012, provides that following the automatic conversion of shares of Class A Common Stock and Class B Common Stock into shares of Common Stock, the reissuance of all shares of Class A Common Stock and Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled by the Corporation.

3. The Board of Directors of the Corporation has adopted resolutions retiring all shares of Class A Common Stock and Class B Common Stock.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the certificate of incorporation of the Corporation shall be amended so as to (a) reduce the total authorized number of shares of the capital stock of the Corporation by 300,000,000 shares, such that the total number of authorized shares of the Corporation shall be 210,000,000, such shares consisting of 200,000,000 shares designated Common Stock and 10,000,000 shares designated Preferred Stock, par value $0.000001 per share, and (b) eliminate from the certificate of incorporation of the Corporation all references to the Class A Common Stock and Class B Common Stock.

Signature page follows.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer as of September 23, 2016.

YELP INC.

By:	/s/ Charles Baker
Charles Baker
Chief Financial Officer